Exhibit 99.1
4300 Wildwood Parkway
Atlanta, GA 30339
1-888-502-BLUE
www.BlueLinxCo.com

BlueLinx Contacts:
Lynn Wentworth, CFO & Treasurer	Investor Relations:
BlueLinx Holdings Inc.	Russ Zukowski (770) 953-7260
(770) 953-7505
FOR IMMEDIATE RELEASE
BLUELINX ANNOUNCES RESTRUCTURING CHARGE; SUSPENDS
PAYMENT OF DIVIDENDS ON COMMON STOCK
-Consolidation of Atlanta Headquarters Buildings Expected To Generate Between $1.0 Million
and $1.5 Million in Savings in 2008-
ATLANTA — December 5, 2007 — BlueLinx Holdings Inc. (NYSE: BXC), a leading distributor of building products in North America, today announced that its board of directors has approved a plan to consolidate the Company’s leased Atlanta corporate headquarters and sales center into one building from two buildings. The Company also began a stock keeping unit (“SKU”) rationalization initiative during the fourth quarter and has identified certain underperforming SKUs which it intends to discontinue offering. The Company intends to aggressively sell through its inventory in these SKUs commencing in the fourth quarter and anticipates the SKU rationalization will materially impact its gross margins and results of operations for the fourth quarter.
Additionally, the Company announced that its board of directors has voted to suspend payment of the dividend on its common stock for an indefinite period of time commencing after payment of the third-quarter dividend on December 28, 2007 to shareholders of record as of December 14, 2007.
“The Company is taking these prudent steps as part of our overall effort to appropriately adjust our business to the prolonged downturn in the housing market,” said Stephen Macadam, chief executive officer. “We are aggressively adjusting to this environment while at the same time continuing to make the necessary investments that will enable us to emerge from this downturn as an even stronger national building products distributor.
“Our decision to consolidate the Atlanta campus was based on excess capacity and projected cost savings. The decline in headcount over the past 18 months has provided the opportunity to comfortably consolidate our physical space, an action that we estimate will save us between $1.0 million and $1.5 million in operating expenses in 2008.”
The consolidation of the Atlanta headquarters buildings is expected to be completed in the fourth quarter of fiscal 2007 and result in an after-tax restructuring charge between $5.0 million and $7.0 million, or $0.16 to $0.23 per fully diluted share. The charge will be recognized in the fourth quarter of fiscal 2007. Approximately, $0.3 million of the charge relates to moving expenses during the fourth quarter requiring cash expenditures. The remainder of the charge is non-cash. The anticipated charge is based on estimates and is subject to a number of assumptions (including assumptions related to future sublease rental rates and terms) and actual results may differ, perhaps materially. The consolidation does not involve any headcount reductions beyond those previously announced in early November. The financial impact of the SKU rationalization is not estimable at this time but the Company expects the initiative will have a material impact on its fourth quarter gross margins and results of operations.

About BlueLinx Holdings Inc.
Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing approximately 2,900 people, BlueLinx offers greater than 10,000 products from over 750 suppliers to service approximately 11,500 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. The company operates its distribution business from sales centers in Atlanta and Denver, and its network of more than 70 warehouses. BlueLinx, which is on the Fortune 500 list of the nation’s largest companies, is traded on the New York Stock Exchange under the symbol BXC. Additional information about BlueLinx can be found on its Web site at www.BlueLinxCo.com.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of its control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the supply and/or demand for products that we distribute, especially as a result of conditions in the residential housing market; general economic and business conditions in the United States; the activities of competitors; changes in significant operating expenses; changes in the availability of capital; the ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions; adverse weather patterns or conditions; acts of war or terrorist activities; variations in the performance of the financial markets; and other factors described in the “Risk Factors” section in the company’s Annual Report on Form 10-K for the year ended December 30, 2006, and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.